Filed pursuant to Rule 433
Dated December 22, 2006

Relating to
Pricing Supplement No. 172 dated December 22, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES G
Reopening of
Euro Floating Rate Senior Bearer Notes Due 2013

Euro Floating Rate Senior Bearer Notes Due 2013

Issuer:	Morgan Stanley
Principal Amount:	€300,000,000 (total outstanding €2,800,000,000)
Maturity Date:	March 1, 2013
Trade Date:	December 22, 2006
Original Issue Date (Settlement):	January 3, 2007
Interest Accrual Date:	December 1, 2006
Issue Price (Price to Public):	99. 99%, plus accrued interest from and including December 1, 2006
Agents’ Commission:	0.30%
All-in Price:	99.69%, plus accrued interest from and including December 1, 2006
Net Proceeds to Issuer:	€299,070,000
Base Rate:	EURIBOR
Spread (plus or minus):	Plus 0.33%
Index Maturity:	Three months
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each March 1, June 1, September 1 and December 1, commencing March 1, 2007
Initial Interest Rate:	As determined by the Calculation Agent based on the Base Rate on the second TARGET Settlement Day immediately prior to the Interest Accrual Date.
Initial Interest Reset Date:	March 1, 2007
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Interest Determination Dates:	The second TARGET Settlement Day immediately preceding each Interest Reset Date
Specified Currency:	Euro (“€”)
Minimum Denomination:	€50,000 and integral multiples of €1,000 in excess thereof
Business Day:	London, TARGET Settlement Day and New York
Listing:	London
Temporary Common Code:	028103972
Permanent Common Code:	024583643
Temporary ISIN:	XS0281039726
Permanent ISIN:	XS0245836431
Issuer Ratings:	Aa3 / A+ / AA-
Agents:	Morgan Stanley & Co. International Limited and such other agents as shall be named in the above-referenced Pricing Supplement

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006